Exhibit 99.1

FOR IMMEDIATE RELEASE		Park Bancorp, Inc.	November 18, 2005
	Contact:	David A. Remijas
President/CEO
(630) 969-8900

Park Bancorp, Inc. Announces

Third Quarter 2005 Earnings

Quarterly Dividend Declared

Chicago, IL - Park Bancorp, Inc., (NASDAQ-PFED), the holding company for Park Federal Savings Bank, announced earnings for the second quarter ended September 30, 2005. Net income for the three months ended September 30, 2005 was $168,000, or $.16 per share, as compared to $642,000, or $.60 per share, for the same period in 2004.

Park Bancorp, Inc. also announced that the Board of Directors has declared a cash dividend of $.18 per share of common stock for the quarter ended September 30, 2005. The dividend will be payable on November 23, 2005 to shareholders of record on November 9, 2005. This is the twenty-eighth consecutive quarterly dividend paid to shareholders.

Net interest income before provision for loan losses decreased to $1.8 million for the three months ended September 30, 2005 from $2.1 million for the corresponding period in 2004. Total interest income decreased to $3.3 million for the three months ended September 30, 2005 from $3.4 million for the corresponding period in 2004. Total interest expense increased to $1.5 million for the three months ended September 30, 2005, from $1.3 million for the quarter ended September 30, 2004.

Non-interest income decreased to $274,000 for the quarter ended September 30, 2005, from $360,000 for the quarter ended September 30, 2004. The change was due to a decrease in gain on sale of real estate held for expansion offset by an increase in gain on sale of securities available-for-sale.

Non-interest expense increased to $1.6 million for the quarter ended September 30, 2005, compared to $1.5 million for the corresponding three month period in 2004. The change was due to higher legal, advertising and amortization costs.

Total assets at September 30, 2005 were $248.0 million, compared to $257.0 million at June 30, 2005. The change was due to a decrease in securities, loans and interest bearing deposits.

The loan portfolio decreased to $161.6 million at September 30, 2005, from $164.1 million at June 30, 2005. The change was due to a decrease in construction lending. During the same period, non-performing assets increased to $7.1 million, or 2.86% of assets, from $4.4 million, or 1.71% of assets. The increase was due to a condominium conversion loan of $1.8 million. Based on current information available to management, reserves of $299,000 have been established for this loan.

Deposit accounts decreased to $156.3 million at September 30, 2005, from $160.0 million at June 30, 2005. The change was due to a decrease in certificates of deposit money markets and checking accounts.

Borrowings decreased to $57.3 million at September 30, 2005 from $63.0 million at June 30, 2005. The change was due to a decrease in Federal Home Loan Bank advances.

Stockholders’ equity at September 30, 2005 was $30.3 million, which is equivalent to 12.21% of total assets. Book value at June 30, 2005 was $28.59 per share. The decrease in stockholders’ equity from June 30, 2005 was attributable to the repurchase of 4,435 shares at an average price of $30.44, an unrealized loss in the available-for-sale portfolio, and dividends paid offset by net income for the Company.

Park Federal Savings Bank was founded in 1921 and operates three full-service offices and a limited-service branch in a high school in the Chicago area.

Forward-Looking Information

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended) which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the Company’s loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, the possible short-term dilutive effect of potential acquisitions, and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Park Bancorp, Inc.

Consolidated Financial Highlights (unaudited)

Dollars in thousands (except for book value and earnings per share)

	September 30, 2005	June 30, 2005	December 31, 2004
Selected Financial Data:
Total assets	$248,035	$257,025	$267,620
Loans receivable, net	161,597	164,101	167,466
Interest bearing deposits	4,631	7,644	11,499
Securities	62,506	66,125	70,864
Deposits	156,304	159,974	166,125
Borrowings	57,310	62,974	67,240
Total stockholders’ equity	30,287	30,607	30,907
Book value per share[1]	28.59	28.87	28.81

Non-accrual loans	$7,001	$4,295	$3,125
Real estate owned	89	89	84
Non-performing assets	7,090	4,384	3,209
Non-performing assets to total assets	2.86%	1.71%	1.20%
Allowance for loan loss	$1,690	$1,374	$1,374
Allowance for loan loss to gross loans receivable	1.01%	.81%	.79%

[1]	Book value per share represents stockholders’ equity divided by outstanding shares exclusive of unearned ESOP shares.

	Three Months Ended Sept. 30, 2005	Three Months Ended Sept. 30, 2004	Nine Months Ended Sept. 30, 2005	Nine Months Ended Sept. 30, 2004
Selected Operating Data:
Interest income	$3,269	$3,436	$9,915	$10,260
Interest expense	1,466	1,335	4,312	3,880

Net interest income before provision for loan losses	1,803	2,101	5,603	6,380
Provision for loan losses	0	0	0	0

Net interest income after provision for loan losses	1,803	2,101	5,603	6,380
Non-interest income	274	360	587	880
Non-interest expense	1,626	1,520	4,693	4,458

Income before income taxes	451	941	1,497	2,802
Income tax expense	74	299	426	932

Net income	$377	$642	$1,071	$1,870

Selected Performance Ratios:
Return on average assets	0.60%	0.95%	0.55%	0.92%
Return on average equity	4.93%	8.50%	4.66%	8.30%
Average equity to average assets	12.13%	11.11%	11.85%	11.12%
Equity to total assets at end of period	12.28%	11.32%	12.28%	11.32%
Average interest rate spread	2.91%	3.16%	2.94%	3.21%
Net interest margin	3.09%	3.31%	3.11%	3.36%
Average interest-earning assets to average interest-bearing liabilities	107.23%	107.15%	107.00%	107.43%
Non-interest expense to average assets	2.61%	2.24%	2.42%	2.20%
Efficiency ratio	78.51%	61.76%	75.82%	61.40%